7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President and Chief Executive Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2016 FINANCIAL RESULTS

Evansville, Indiana, November 28, 2016 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the third quarter ended October 29, 2016.

Third Quarter Highlights

•	Net sales increased $4.8 million to $274.5 million, compared to $269.7 million in the third quarter of fiscal 2015

•	Earnings per diluted share for the third quarter were $0.54, compared to earnings per diluted share of $0.47 for the third quarter of fiscal 2015

•	Repurchased 376,000 shares of common stock at a total cost of $10.2 million under the current share repurchase program

•	The Company ended the fiscal third quarter of 2016 with inventories down 3.9 percent on a per-store basis

"Our third quarter operating results were below our expectations due to slower sales of seasonal merchandise in the second half of the quarter," said Cliff Sifford, Shoe Carnival's President and CEO.  "We generated a comparable store sales increase in athletic merchandise in each month of the quarter, although this was offset by a high-single digit comparable store sales decline in our boot categories."

Mr. Sifford continued, "The slow sales of boots and other seasonal merchandise continued through November.  While we achieved high-single digit comparable store sales increases in our athletic categories in November, the decline in sales of boots and other seasonal merchandise resulted in a comparable store sales decline of 3.3 percent for November.  We now expect our fourth quarter comparable stores sales to range from a decrease of 1 percent to an increase of 1 percent.  We will accelerate our promotional activity on seasonal merchandise with the goal of driving sales and ending the season with inventories in-line with our plan."

Third Quarter Financial Results

The Company reported net sales of $274.5 million for the third quarter of fiscal 2016, a 1.8 percent increase, compared to net sales of $269.7 million for the third quarter of fiscal 2015.  Comparable store sales decreased 0.4 percent in the third quarter of fiscal 2016.

Gross profit margin for the third quarter of fiscal 2016 decreased slightly to 29.9 percent compared to 30.1 percent in the third quarter of fiscal 2015.  Merchandise margin increased 0.1 percent and buying, distribution and occupancy expenses increased 0.3 percent as a percentage of sales as compared to the third quarter of fiscal 2015.

Selling, general and administrative expenses for the third quarter of fiscal 2016 increased $0.4 million to $66.6 million.  As a percentage of sales, these expenses decreased to 24.3 percent from 24.5 percent in the third quarter of fiscal 2015.

Net earnings for the third quarter of fiscal 2016 were $9.7 million, or $0.54 per diluted share.  For the third quarter of fiscal 2015, the Company reported net earnings of $9.4 million, or $0.47 per diluted share.

Nine Month Financial Results

Net sales during the first nine months of fiscal 2016 increased $16.6 million to $766.9 million compared to the same period last year.  Comparable store sales for the thirty-nine week period ended October 29, 2016 increased 0.9 percent.

Net earnings for the first nine months of fiscal 2016 were $24.4 million, or $1.31 per diluted share, compared to net earnings of $24.6 million, or $1.23 per diluted share, in the first nine months of last year.  Gross profit margin for the first nine months of fiscal 2016 was 29.3 percent compared to 29.6 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 24.2 percent for the first nine months of fiscal 2016 compared to 24.3 percent in the same period last fiscal year.  The Company opened 15 stores and closed five stores during the first nine months of fiscal 2016 compared to opening 18 stores and closing 14 stores during the first nine months of fiscal 2015.

Share Repurchase Program

In the third quarter of fiscal 2016, the Company repurchased approximately 376,000 shares of its common stock at an average price of $27.13 per share for a total cost of $10.2 million.  As of October 29, 2016, the Company had $10.3 million available for future repurchases under its $50 million share repurchase authorization.

Fiscal 2016 Outlook

The Company updated its annual sales and diluted earnings per share outlook for fiscal 2016.  Net sales are now expected to be in the range of $1.002 billion to $1.006 billion, with a comparable store sales increase ranging from approximately 0.5 percent to 0.9 percent.  Earnings per diluted share for the fiscal year are expected to be in the range of $1.46 to $1.51. Fiscal 2015 earnings per diluted share were $1.45.

Store Growth

The Company expects to open 19 new stores, including seven small-market stores, and close nine stores in fiscal 2016.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
1st quarter 2016	3	4
2nd quarter 2016	9	0
3nd quarter 2016	3	1
4th quarter 2016	4	4
Fiscal year 2016	19	9

The three new stores opened during the third quarter include locations in:

City	Market	Total Stores in the Market
Oxford, MS	Memphis	6
Seymour, IN	Louisville	7
W. Burlington, IA	Davenport	2

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the third quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of November 28, 2016, the Company operates 419 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in

Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs or impairment charges associated with the closing of underperforming stores; our ability to successfully grow our e-commerce sales; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; and future stock repurchases under our stock repurchase program and future dividend payments, and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)
	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net sales	$274,524	$269,713	$766,901	$750,302
Cost of sales (including buying,
distribution and occupancy costs)	192,514	188,396	542,105	528,022

Gross profit	82,010	81,317	224,796	222,280
Selling, general and administrative
expenses	66,558	66,144	185,399	182,200

Operating income	15,452	15,173	39,397	40,080
Interest income	(1)	(2)	(6)	(36)
Interest expense	43	42	127	126

Income before income taxes	15,410	15,133	39,276	39,990
Income tax expense	5,738	5,747	14,839	15,391

Net income	$9,672	$9,386	$24,437	$24,599

Net income per share:
Basic	$0.54	$0.47	$1.31	$1.23
Diluted	$0.54	$0.47	$1.31	$1.23

Weighted average shares:
Basic	17,609	19,444	18,220	19,542
Diluted	17,614	19,452	18,225	19,553

Cash dividends declared per share	$0.070	$0.065	$0.205	$0.19

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)

	October 29, 2016 (Unaudited)	January 30, 2016 (Audited)	October 31, 2015 (Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$33,509	$68,814	$49,035
Accounts receivable	3,540	2,131	2,665
Merchandise inventories	314,925	292,878	318,878
Deferred income taxes	0	1,061	1,236
Other	5,630	5,193	5,611
Total Current Assets	357,604	370,077	377,425
Property and equipment - net	102,932	103,386	106,374
Deferred income taxes	8,163	7,158	5,655
Other noncurrent assets	970	472	348
Total Assets	$469,669	$481,093	$489,802

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$69,986	$72,086	$75,006
Accrued and other liabilities	18,936	15,848	18,129
Total Current Liabilities	88,922	87,934	93,135
Deferred lease incentives	30,320	31,971	30,595
Accrued rent	11,465	11,224	11,221
Deferred compensation	10,171	9,612	9,892
Other	767	550	424
Total Liabilities	141,645	141,291	145,267
Total Shareholders' Equity	328,024	339,802	344,535
Total Liabilities and Shareholders' Equity	$469,669	$481,093	$489,802

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)

	Thirty-nine Weeks Ended October 29, 2016	Thirty-nine Weeks Ended October 31, 2015

Cash Flows From Operating Activities
Net income	$24,437	$24,599
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	17,698	17,132
Stock-based compensation	3,438	2,595
Loss on retirement and impairment of assets	500	958
Deferred income taxes	56	(1,707)
Lease incentives	1,838	4,116
Other	(3,064)	(3,597)
Changes in operating assets and liabilities:
Accounts receivable	(1,409)	55
Merchandise inventories	(22,047)	(31,001)
Accounts payable and accrued liabilities	(1,298)	9,699
Other	1,303	456
Net cash provided by operating activities	21,452	23,305

Cash Flows From Investing Activities
Purchases of property and equipment	(17,426)	(22,313)
Proceeds from notes receivable	0	250
Net cash used in investing activities	(17,426)	(22,063)

Cash Flows From Financing Activities
Proceeds from issuance of stock	186	335
Dividends paid	(3,780)	(3,782)
Excess tax benefits from stock-based compensation	2	91
Purchase of common stock for treasury	(35,428)	(10,181)
Shares surrendered by employees to pay taxes on restricted stock	(311)	(46)
Net cash used in financing activities	(39,331)	(13,583)
Net decrease in cash and cash equivalents	(35,305)	(12,341)
Cash and cash equivalents at beginning of period	68,814	61,376
Cash and Cash Equivalents at End of Period	$33,509	$49,035